Exhibit 23(a)
                                                                   -------------




                         CONSENT OF INDEPENDENT AUDITORS




           We consent to the incorporation by reference in the Registration Statement (Form S-8) of Fundtech Ltd. pertaining to the Fundtech Ltd. 1999 Employee Option Plan, the Fundtech Ltd. 1997 Stock Option Plan for Fundtech Corporation, the 1997 Israeli Share Option Plan, the Fundtech Ltd. 1996 Employee Stock Option Plan for the Employees of Fundtech Ltd. and the Fundtech Ltd. Directors Option Plan, of our report, dated March 30, 1999, with respect to the consolidated financial statements of Fundtech Ltd. included in its Annual Report (Form 10-K) for the year ended December 31, 1998, and filed with the Securities and Exchange Commission.


                                                           Kost, Forrer & Gabbey



Tel Aviv, Israel
February 25, 2000